EXHIBIT 99.1
PINNACLE ENTERTAINMENT CLOSES ON $95 MILLION
INVESTMENT IN ASIAN COAST DEVELOPMENT (CANADA) LTD.
LAS VEGAS, NV, August 9, 2011 — Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has closed on its previously announced $95 million investment in Asian Coast Development (Canada) Ltd. (“ACDL”), the owner and developer of the Ho Tram Strip beachfront complex of destination integrated resorts and residential developments in southern Vietnam. As a result, Pinnacle acquired a 26% equity interest in ACDL and will receive proportional representation on ACDL’s board of directors; and secured a management agreement through 2058 (with the potential for a 20-year extension) for the second integrated resort of the multi-phase Ho Tram Strip destination resorts project.
Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, said, “Our ACDL investment represents a risk-measured approach to utilizing our solid financial condition and significant free cash flow to diversify and enter one of the fastest growing gaming regions in the world. We look forward to working with the ACDL management team on the development of a unique integrated resort complex in a market that has many attractive growth characteristics. We believe our ability to participate as an owner and manager of the Ho Tram Strip integrated resorts will allow the Company to enhance long-term shareholder value.”
The Ho Tram Strip destination resorts project is located approximately 80 miles southeast of Ho Chi Minh City, Vietnam’s largest city which attracts the majority of Vietnam’s 5 million tourists each year. The first phase of the Ho Tram Strip, MGM Grand Ho Tram, is currently under construction with a planned opening in 2013. It will feature 541 luxury guest rooms and suites, a full spectrum of world-class restaurants and amenities, exquisite VIP accommodations, a conference center, and a spectacular entertainment area featuring 90 live table games and 500 electronic games. The second integrated resort of the Ho Tram Strip, for which Pinnacle has secured a management agreement, will be jointly developed by Pinnacle and ACDL, and owned by ACDL. Pinnacle and ACDL expect that the second integrated resort, which will be branded as a distinct and premium resort, will be similar in project scope to the MGM Grand Ho Tram resort that is currently under construction.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. The Company is also developing L’Auberge Casino & Hotel Baton Rouge, which is scheduled to open in the summer of 2012. In August 2011, Pinnacle acquired a 26% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort.
About Asian Coast Development (Canada) Ltd.
Asian Coast Development (Canada) Ltd. (ACDL) is an international development company specializing in integrated resort destinations. ACDL, through its wholly-owned subsidiary Ho Tram Project Company Ltd, is the developer of the Ho Tram Strip, a group of integrated resorts to be located on more than 400 acres of land and more than two kilometers of pristine beach in Ho Tram, and approved in an Investment Certificate issued by the Government of Vietnam. With a focus on providing a personalized blend of excitement and relaxation, the Ho Tram Strip will feature something for everyone, from lavish entertainment to premium shopping and exceptional recreational facilities.

In November 2008, ACDL entered into an agreement with MGM Resorts International to provide pre-opening services and to manage and operate the first of ACDL’s five resorts under the MGM Grand brand. This will be Vietnam’s first large scale integrated resort and ultimately will include an 1,100-room, five-star MGM Grand hotel, a world-class entertainment facility, restaurants, high-tech meeting space, an exclusive VIP area, a championship golf course, as well as a variety of beach-front recreation activities. Phase I of this development is under construction and scheduled to open in 2013. It will be the initial component of the largest integrated resort complex in Vietnam. In August 2011, Pinnacle Entertainment Inc. acquired a 26% ownership stake in ACDL in exchange for a $95 million investment in ACDL. In addition, Pinnacle entered into a management agreement to manage and operate the second of ACDL’s five resorts. For more information about ACDL, please visit www.asiancoastdevelopment.com.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the the Ho Tram Strip, the projected opening date for MGM Grand Ho Tram, expected facilities and amenities for the phases of the Ho Tram Strip project, potential growth for ACDL and potential growth of the gaming markets in Vietnam and throughout Asia, the completion of the second integrated resort of the Ho Tram Strip and the expected returns of the Company’s investment in ACDL, are subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the global financial crisis may have an impact on ACDL’s or the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (b) significant competition in the gaming industry could adversely affect ACDL’s or the Company’s profitability; (c) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (d) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; and (e) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
CONTACT:

Investor Relations Carlos Ruisanchez Chief Financial Officer 702/541-7777 or investors@pnkmail.com	Media Relations Kerry Andersen Director, Public Relations 337/395-7631 or kandersen@pnkmail.com
Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com
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